UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

EXHIBIT B

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

LVIP Fidelity Institutional AM® Total Bond Fund

This document is for informational purposes only. You are not required to take any action and you are not requested to send us a proxy with respect to this sub-adviser change.

August 4, 2025

Dear Contract Owners and Shareholders:

Lincoln Variable Insurance Products Trust (the “Trust”) is furnishing this Information Statement with respect to the LVIP Fidelity Institutional AM® Total Bond Fund listed above (the “Fund”), a series of the Trust.

You currently have an investment interest in the Fund through your ownership of a variable annuity contract or variable life insurance policy (“Variable Contract”). As a “Contract Owner,” you are being furnished this Joint Information Statement to inform you about recent changes related to the Fund’s sub-advisory arrangements.

Specifically, FIAM LLC (“FIAM” or the “Sub-Adviser”) was appointed as the new sub-adviser to the Fund effective May 1, 2025, replacing Delaware Investments Fund Advisers. Also, effective May 1, 2025, FIAM employed FMR Investment Management (UK) Limited (“FMR IM” or the “Sub-Sub-Adviser”) as investment sub-sub-adviser to the Fund.

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to the approval of the Trust’s Board, to enter into or materially amend sub-advisory agreements without obtaining shareholder approval. As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an information statement describing any new sub-adviser (including sub-sub-advisers) within 90 days of hiring such sub-adviser when a sub-advisory agreement is entered into or materially amended without a shareholder vote. Accordingly, approval of the Sub-Agreement does not require a shareholder vote. This Information Statement is being mailed on or about August 4, 2025, to shareholders of record of the Fund as of July 1, 2025 (the “Record Date”).

I.	Background

On December 10-11, 2024, the Board of Trustees of the Lincoln Variable Insurance Products Trust (the “Trust” or “LVIP”) (the “Board”) met to consider, among other things, the approval of a sub-advisory agreement between Lincoln Financial Investments Corporation (“LFI”) and FIAM LLC (“FIAM”) (the “Sub-Advisory Agreement”), with respect to the LVIP Fidelity Institutional AM® Total Bond Fund (the “Fund”), proposed to be effective on or about May 1, 2025. On March 3-4, 2025, the Board met to consider, among other things, the approval of a sub-sub-advisory agreement between FIAM and FMR IM (the “Sub-Sub-Advisory Agreement”), with respect to respect to the Fund, also proposed to be effective on or about May 1, 2025. The trustees who were not “interested persons” of the Trust (as such term is defined in the Investment Company Act of 1940) (the “Independent Trustees”) reported that they had reviewed materials provided by LFI and FIAM in connection with the meetings, and were advised by their independent legal counsel of their fiduciary duties pertaining to approval of sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, LFI and FIAM provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including a presentation by representatives of FIAM and FIAM’s responses to LFI’s request for proposal. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers, Lincoln National Life Insurance Company employees and representatives of FIAM to consider the approval of the Sub-Advisory Agreement.

The Board determined that, given the totality of the information provided with respect to the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreement, the Board had received sufficient information to approve the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreement for the Fund. In considering the approval of the proposed Sub-Advisory Agreement and the proposed Sub-Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling, and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

II.	Sub-Advisory Agreement and Sub-Sub-Advisory Agreement

Nature, Extent and Quality of Services. In considering the approval of the proposed Sub-Advisory Agreement between LFI and FIAM on behalf of the Fund, the Board considered the nature, extent and quality of services to be provided by FIAM under the proposed Sub-Advisory Agreement. The Board reviewed the services to be provided by FIAM, the backgrounds of the investment professionals proposed to service the Fund and the reputation, resources and investment approach of FIAM. The Board considered that FIAM uses an affiliated investment adviser, as sub-subadviser, in connection with the subadvisory services provided to the Fund. They also reviewed information provided regarding the structure of portfolio manager compensation, trading and brokerage practices, risk management and compliance and regulatory matters. The Board concluded that the services to be provided by FIAM were expected to be satisfactory.

Sub-Advisory Fee and Economies of Scale. The Board considered comparable sub-advisory information provided by LFI and noted that the proposed sub-advisory fee schedule was lower than the current sub-advisory fee schedule for the Fund. The Board considered that the proposed sub-advisory fee schedule was negotiated between LFI and FIAM, an unaffiliated third party, and that LFI would compensate FIAM from its fees. The Board concluded that the proposed sub-advisory fee schedule was reasonable.

Profitability and Fallout Benefits. The Board considered that the proposed sub-advisory fee schedule was negotiated between LFI and FIAM, an unaffiliated third party, and that LFI would compensate FIAM from its fees. The Board reviewed materials provided by FIAM as to any additional benefits it would receive and noted that FIAM indicated that they may gain reputational benefits from FIAM’s affiliation with LFI as well as an increase in the number of accounts managed and total amount of assets under management.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the proposed Sub-Advisory Agreement and the terms of the proposed Sub-Sub-Advisory Agreement are fair and reasonable, and that approval of the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreement is in the best interests of the Fund.

III.	Additional Information about the Sub-Advisory Agreement and Sub-Sub-Advisory Agreement

The Sub-Advisory Agreement is dated May 1, 2025, and has an initial two-year term. Thereafter, continuance of the agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-Advisory Agreement may be terminated, without the payment of any penalty, by: (i) the Trust, by vote of a majority of the Board or by vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser; (ii) the Adviser, on 60 days’ written notice to the Sub-Adviser; (iii) the Sub-Adviser, on 90 days’ written notice to the Adviser; or (iv) by mutual written consent of the Adviser and the Sub-Adviser. The Sub-Advisory Agreement will automatically terminate without payment of penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the investment management agreement with the Adviser.

The Sub-Sub-Advisory Agreement is dated May 1, 2025, and will continue in effect as long as the Sub-Advisory Agreement remains in effect unless sooner terminated in accordance with its provisions. Under the Sub-Sub-Advisory Agreement, subject to the oversight and supervision of the Sub-Adviser, the Adviser and the Board, the Sub-Sub-Adviser may perform sub-advisory services at the request of the Sub-Adviser. The Sub-Sub-Advisory Agreement may be terminated by the Trust (by a vote of the Board of the Trust or by a vote of a majority of the outstanding voting securities of the Fund), without the payment of any penalty, immediately upon written notice to the other parties, in the event of a material breach of any provision thereof by the party so notified or otherwise by the Trust, upon sixty (60) days’ written notice to the other parties, but any such termination shall not affect the status, obligations or liabilities of any party of the Sub-Sub-Advisory Agreement to the others. The Sub-Sub-Advisory Agreement may also be terminated, without the payment of any penalty, by FIAM upon 60 days’ written notice to FMR IM. FMR IM may terminate the Sub-Sub-Advisory Agreement at any time, without payment of any penalty upon 60 days’ written notice to FIAM. The Sub-Sub-Advisory Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Sub-Advisory Agreement.

The foregoing description is only a summary of the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreement. A copy of the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreement has been filed with the SEC and accessible via the SEC’s website (www.sec.gov) through the EDGAR database.

IV.	Information about the Sub-Adviser

FIAM is located at 900 Salem Street, Smithfield, Rhode Island 02917. FIAM is an indirectly held, wholly owned subsidiary of FMR LLC.

The name and principal occupation of the principal executive officers and directors of FIAM are listed below.

Name	Principal Occupation
Hogan, Risteard	Director
McGee, Martin	Director
Pariseault, Christian G.	Director
Perry, Kimberly L.	Director
Hogan, Risteard	President

McGee, Martin	Chief Financial Officer
Codjoe, Horace	Vice President
Vercillo, Thomas	Treasurer
Benedetti, Joseph	Secretary
Bertone, John	Assistant Secretary
McLain, Brian C.	Assistant Secretary
Brown, Stephanie J.	Chief Compliance Officer
Condron, Casey M.	Head of FIAM Institutional Client Group

No officer or director of the Trust is an officer, employee, director, general partner, or shareholder of FIAM.

The name and principal occupation of the portfolio managers of the Fund are listed below.

Name	Principal Occupation
Ford O’Neil	Ford O’Neil is Co-Portfolio Manager of the Fund. Since joining FIAM in 1989, Mr. O’Neil has worked as a research analyst and portfolio manager.
Celso Muñoz	Celso Muñoz is Co-Portfolio Manager of the Fund. Since joining FIAM in 1989, Mr. Muñoz has worked as a research analyst and portfolio manager.
Michael Plage	Michael Plage is Co-Portfolio Manager of the Fund. Since joining FIAM in 2005, Mr. Plage has worked as a trader and portfolio manager.
Stacie Ware	Stacie Ware is Co-Portfolio Manager of the Fund. Since joining FIAM in 2018, Ms. Ware has worked as a quantitative analyst and portfolio manager.
Brian Day	Brian Day is Co-Portfolio Manager of the Fund. Since joining FIAM in 2012, Mr. Day has worked as a trader and portfolio manager.
Michael Foggin	Michael Foggin is Co-Portfolio Manager of the Fund. Since joining Fidelity Investments in 2012, Mr. Foggin has worked as a portfolio manager.
Benjamin Harrison	Benjamin Harrison is Co-Portfolio Manager of the Fund. Since joining FIAM in 2009, Mr. Harrison has worked as a managing director of research and business development and as a portfolio manager.
Sean Corcoran	Sean Corcoran is Co-Portfolio Manager of the Fund. Since joining FIAM in 2001, Mr. Corcoran has worked as a research analyst and portfolio manager.

V.	Information about the Sub-Sub-Adviser

FMR IM is located at 25 Cannon Street, London, England, EC4M 5SB. Fidelity Management & Research Company LLC (FMR) owns 99% of FMR IM, and the remaining 1% is owned by Fidelity Product Services LLC. These entities are wholly owned subsidiaries of FMR LLC.

The name and principal occupation of the principal executive officers and directors of FMR IM are listed below.

Name	Principal Occupation
Mark David Flaherty	Co-Chief Executive Officer, Director
Adrian James Tyerman	Compliance Officer
Christopher John Rimmer	Director
Stephanie Jean Brown	Chief Compliance Officer
Jean-Philippe Provost	Director
Kyle Robert Johnson	Director
Karoline Rosenberg	Co-Chief Executive Officer, Director
Nicole Jane Macarchuk	Chief Legal Officer
Victoria Patricia Redgrave	Director

No officer or director of the Trust is an officer, employee, director, general partner, or shareholder of FMR IM.

VI.	Information about the Adviser and the Trust

Investment Adviser

LFI serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

For the fiscal year ended December 31, 2024, the aggregate advisory fees paid to LFI, net of advisory fee waivers, were 0.030% of the Fund’s average daily net assets, or $13,023,579.

Principal Underwriter and Distributor

The Fund’s principal underwriter and distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated broker-dealer: Lincoln Financial Distributors, Inc.

Payments of Commissions to Affiliated Broker-Dealers

For the fiscal year ended December 31, 2024, the Fund paid no commissions to any affiliated broker-dealers.

Administrator

The Fund’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1301 S. Harrison St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser.

Outstanding Shares

As of the Record Date, the Fund’s outstanding shares for Standard Class shares and Service Class shares are listed below:

Fund Name	Standard Class	Service Class
LVIP Fidelity Institutional AM® Total Bond Fund	37,821,165.73	199,890,238.94

Because the Fund is available as investments for Variable Contracts offered by certain life insurance companies, the insurance companies could be deemed to control the voting securities of the Fund (i.e., by owning more than 25%). However, an insurance company would exercise voting rights attributable to any Fund shares that it owns (directly or indirectly) in accordance with, and in proportion to, voting instructions received by owners of the Variable Contracts. A small number of Contract Owners could therefore determine whether the Fund’s proposals are approved.

Ownership of Shares

As of the Record Date, no persons had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of Record Date, to the knowledge of the Trust’s management, the trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VII.	Other Information

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an information statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report, without charge, by calling 1-800-454-6265, by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail), or by visiting https://www.lincolnfinancial.com/lvip.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE